Exhibit 99.1

    Intermec Names RFID Rapid Start Licensing Program Participants

    EVERETT, Wash.--(BUSINESS WIRE)--Sept. 7, 2005--Intermec Technologies Corp. (NYSE:UNA) today released the names of companies participating in its RFID (radio frequency identification) Rapid Start Licensing Program. The program, which concluded Aug. 31, provides participants access to up to four portfolios of intellectual property from Intermec's 145+ critical RFID patents.
    The Rapid Start Program satisfies three major requirements. It identifies Intermec licensees before broad-scale Gen2 RFID implementations begin later this year. It eliminates uncertainty about who is licensed to use Intermec technology during ongoing vendor selection processes. And it ensures end-users access to multiple suppliers of critical RFID capabilities required to reap RFID's most powerful business benefits.
    The Rapid Start community of leading technology innovators named today will provide the market with an ample supply of quality, properly licensed RFID equipment. Companies named as authorized licensees for relevant portions of the RFID patents available in the Rapid Start Program include:

    --  Accu-Sort

    --  Avery Dennison

    --  AWID

    --  Datamax

    --  EM Micro

    --  Feig Electronics

    --  Hand Held Products

    --  LXE

    --  Metrologic

    --  Paxar

    --  PSC

    --  Psion Teklogix

    --  SAMSys

    --  Sato

    --  Symbol Technologies

    --  Texas Instruments

    --  ThingMagic

    --  Toppan Printing

    --  Zebra Technologies

    About Intermec

    Intermec Technologies Corp., a UNOVA Inc. (NYSE:UNA) company, develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include Intellitag(R) RFID, mobile computing systems, bar code printers and label media. The company's products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For further information, please visit www.intermec.com, or call 800-347-2636. To learn more about UNOVA, visit www.unova.com.

    CONTACT: Intermec Technologies Corp.
             Jennette Seward, 425-356-1747
             jennette.seward@intermec.com
             or
             UNOVA Investor Relations
             Kevin M. McCarty, 425-265-2472
             kevin.mccarty@unova.com